Exhibit 99.1




                 RONSON REPORTS SALES AND RESULTS OF OPERATIONS
                  IN THE SECOND QUARTER AND FIRST HALF OF 2008


Somerset, N.J., August 14, 2008 - Ronson Corporation (NASDAQ Capital Market
RONC) (the "Company") today reported its Net Sales and Results of Operations for the second quarter and first half of 2008 in comparison with the second quarter and first half of 2007.

The Company's Net Sales increased to $6,715,000 in the second quarter of 2008 from $6,543,000 in the second quarter of 2007, an increase of 3%. The Net Sales increased to $13,311,000 in the first half of 2008 from $12,640,000 in the first half of 2007, an increase of 5%.

The Company had Earnings from Operations in the second quarter of 2008 of $26,000, as compared to a loss from Operations of $(84,000) in the second quarter of 2007, an improvement of $110,000. The second quarter 2008 operating earnings of $26,000 were also an improvement of $196,000 over the operating loss of $(170,000) in the first quarter of 2008.

As previously reported on June 3, 2008, the Company completed new and replacement financing on May 30, 2008, with Wells Fargo Bank, National Association ("Wells Fargo"). The new financing provided the Company with additional cash availability of about $1,300,000. It also improved the Company's working capital by about $2,000,000. As a result of the new financing, the Company recognized a nonrecurring pretax charge in the second quarter and first half of 2008 of about $145,000. The nonrecurring charge consisted of: 1) deferred costs related to the prior loan agreements that had not yet been fully amortized, and 2) the early termination fees related to the CIT financing agreement.

Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., both manufacturers and marketers of Ronson consumer products; and
2) Ronson Aviation, Inc., a fixed-base operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, services of aircraft, avionics and hangar/office leasing.




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                               RONSON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS


FOR THE QUARTER ENDED JUNE 30:
------------------------------

                                                   2008            2007
                                              ------------    ------------
Net Sales                                     $  6,715,000    $  6,543,000
Earnings (loss) from operations
  before other (charges) earnings                   26,000         (92,000)
Other earnings                                          --           8,000(1)
Earnings (loss) from operations                     26,000         (84,000)
Nonrecurring loss                                 (145,000)(2)          --
Loss before income taxes                          (384,000)       (286,000)
Income tax benefit                                 146,000          41,000(3)
Net loss                                          (238,000)       (245,000)

Net loss per common share (4,5):
Basic                                         $      (0.05)   $      (0.05)
Diluted                                              (0.05)          (0.05)

Average common shares outstanding (4,5):
Basic                                            5,084,000       5,055,000
Diluted                                          5,084,000       5,055,000



FOR THE SIX MONTHS ENDED JUNE 30:
---------------------------------
                                                   2008            2007
                                               ------------    ------------
Net sales                                     $ 13,311,000    $ 12,640,000
Loss from operations
  before other (charges) earnings                 (144,000)        (40,000)
Other earnings                                          --          43,000(1)
Earnings (loss) from operations                   (144,000)          3,000
Nonrecurring loss                                 (145,000)(2)          --
Loss before income taxes                          (807,000)       (420,000)


Income tax benefit                                 308,000          83,000(3)
Net loss                                          (499,000)       (337,000)


Net earnings (loss) per common share (4,5):
Basic                                         $      (0.10)   $      (0.07)
Diluted                                              (0.10)          (0.07)

Average common shares outstanding (4,5):
Basic                                            5,084,000       5,055,000
Diluted                                          5,084,000       5,055,000


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FOOTNOTES:

         (1) The Other Earnings in 2007 were insurance reimbursements related to the legal fees incurred as a result of the two lawsuits by the same stockholder.

         (2) The Nonrecurring Loss of $145,000 in the second quarter and first half of 2008 was the charge recognized due to the Company's refinancing with Wells Fargo of its former loans from CIT. Of this amount, about $106,000 was the write-off (non-cash) of the loan costs related to the CIT financing which had been previously deferred and were being amortized over the lives of the loans.

         (3) In the second quarter of 2007, the Company reviewed the likelihood that, using a tax planning strategy, it would be able to utilize net operating loss carryforwards of Prometcor, Inc. for purposes of State of New Jersey income taxes. The determination was made that a portion was not likely to be utilized. Therefore, in the second quarter and first half of 2007, the Company increased the valuation reserve related to deferred income tax assets by $67,000, resulting in reduced Income Tax Benefits that increased 2007's Net Losses.

         (4) On February 1, 2008, the Company's Board of Directors declared a 5% stock dividend on the Company's outstanding common stock. Information regarding the number of shares and per share amounts has been retroactively adjusted to reflect the stock dividend.

         (5) Diluted Net Earnings (Loss) per Common Share includes the dilutive effect of outstanding stock options. The stock options were anti- dilutive for all periods presented, and, therefore, were excluded from the computation of Diluted Net Loss per Common Share.


This press release contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectation of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.



COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300